                                                                  Exhibit (d)(3)

                          IRREVOCABLE PROXY AGREEMENT
                          ---------------------------

          IRREVOCABLE PROXY AGREEMENT (this "Agreement"), dated as of October __, 2000, among Pechiney Plastic Packaging, Inc., a Delaware corporation ("Parent"), JPS Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the "Purchaser") and the other parties signatory hereto (individually and collectively, the "Stockholder").

                                  WITNESSETH:

          WHEREAS, Purchaser, Parent and JPS Packaging Company, a Delaware Corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time, the "Merger Agreement", capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement) pursuant to which Purchaser will be merged with and into the Company (the "Merger");

          WHEREAS, the Stockholder owns, of record and beneficially, 2,010,992 shares of common stock of the Company in the aggregate (together with all other shares of common stock of the Company acquired or otherwise received by the Stockholder on or after the date of this Agreement, the "Shares");

          WHEREAS, in order to induce Purchaser and Parent to execute the Merger Agreement, the Stockholder has agreed to grant to Purchaser the Proxy (as hereinafter defined), the Option (as hereinafter defined) and the other rights herein provided;

          NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   Irrevocable Proxy.
               -----------------

               (a) Grant of Proxy. The Stockholder hereby constitutes and appoints Ilene S. Gordon and Mike Hoover, and each of them (the "Proxyholders"), each with the power of substitution, as the lawful proxies for the Stockholder to vote all of the Shares which the Stockholder is entitled to vote, for and in the name, place and stead of the Stockholder, at any annual, special or other meeting of the stockholders of the Company and at any adjournment thereof, or pursuant to any consent in lieu of a meeting, at which meeting or in connection with which consent action shall be taken (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the others actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and
(iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporation transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C)(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement (the "Proxy"). The Stockholder shall not enter into any agreement or understanding the effect of which would be to violate the provisions and agreements contained in this Section 1(a).

               (b) Irrevocability of Proxy. The Proxy granted by the preceding paragraph (a) is coupled with an interest and it is therefore not revocable by the Stockholder without the consent of Purchaser. Notwithstanding the foregoing, such Proxy shall terminate upon the termination of this Agreement.

     2.   Option.
          ------

               (a) Grant of Option. The Stockholder hereby grants to Purchaser an irrevocable option (the "Option") to purchase the Shares in the manner and at the purchase price set forth below.

               (b) Exercise of Option. The Option may be exercised by Purchaser, in whole or in part, at any time, or from time to time, after the occurrence of any of the following events: (i) the Stockholder fails to vote or cause to be voted all the Shares in favor of the Merger and the Merger Agreement pursuant to Section 6 hereof; (ii) the Stockholder attempts to revoke the Proxy or otherwise acts in violation of Section 1(a) hereof; (iii) there occurs an Acquisition Proposal; or (iv) the Board of Directors determines that a proposal to acquire the Company is a Superior Proposal (as defined in the Merger Agreement). If Purchaser wishes to exercise the Option, Purchaser shall send a written notice to the Stockholder specifying the number of Shares to be purchased upon such exercise and a date (not less than five nor more than sixty days from the date such notice is given, which date shall be postponed as appropriate to obtain any necessary consents or approvals or to allow termination of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") waiting period) for the closing of such purchase (the "Option Closing"). Such Option Closing shall take place at 10:00 A.M., local time, on the date specified in such notice at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606, or at such other place and time as the parties may mutually agree. For purposes hereof, an "Acquisition Proposal" shall occur when during the term of this Agreement, (x) any Person or Persons make an offer to acquire any shares of the Company's common stock at a price in excess of $7.86 per share, either by means of tender offer, an offer to merge or consolidate or any other form of corporate reorganization, or (y) the Company or any of its Representatives shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person or group of Persons, in violation of the Merger Agreement, other than Purchaser, concerning any purchase of the

Company's common stock or any merger, consolidation or sale of substantial assets or similar transaction involving the Company.

               (c) Purchase Price. At the Option Closing, the Stockholder will deliver to Purchaser a certificate or certificates representing the Shares being purchased. Purchaser will purchase such Shares from the Stockholder by delivering as consideration therefor the lesser of (i) the amount proposed to be paid in connection with a Superior Proposal, and (ii) $7.86 per share in cash in immediately available funds. If Purchaser sells the Shares purchased from the Stockholder after the occurrence of an Acquisition Proposal to the person making such Acquisition Proposal, then Purchaser shall pay to the Stockholder one-half of the amount of the aggregate net proceeds received by Purchaser in excess of $7.86 per Share. If at any time the outstanding shares of the Company's capital stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or if a stock dividend thereon is declared with a record date prior to the termination of this Agreement, then the number of shares of the Company's common stock subject to the Option and the per share consideration to be paid by Purchaser upon exercise of the Option shall be appropriately adjusted.

               (d) HSR Filing. Purchaser and the Stockholder agree to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the purchase contemplated by this Agreement.

          3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Purchaser as follows:

               (a) Ownership of Shares. The Stockholder is the record and beneficial owner of the number of Shares set forth opposite such Stockholder's name on Schedule I hereto. On the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned by such Stockholder, except as noted on Schedule I. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 1, 2 and 6 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement; provided, however, certain of the Shares are pledged to secure loans as noted on Schedule I.

               (b) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

               (c) No Conflict. Except for filings and approvals under the HSR Act, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice of lapse of time or both) a default (or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

               (d) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

               (e) No Encumbrances. The Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except as set forth on Schedule I hereto.

               (f) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          4. Representations of Purchaser. Purchaser represents and warrants to the Stockholder that: (i) such entity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by such entity and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action on the part of such entity; (iii) this Agreement constitutes the legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by general principles of equity; and (iv) any Shares acquired upon exercise of the Option will not be acquired by Purchaser with a view to the public distribution thereof and will not be transferred except pursuant to a transaction which complies with the Securities Act of 1933, as amended, and applicable state securities laws.

          5. Covenants of the Stockholder. The Stockholder covenants and agrees as follows:

               (a) No Solicitation. During the term of this Agreement, the Stockholder shall not (and shall not permit its Representatives to), in its capacity as such, directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or reasonably may be expected to lead to, an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any Person or entity acting on behalf of the Stockholder to do any of the foregoing; provided, however, nothing in this Agreement shall prevent Stockholder or its representatives from taking any action in conformity with fiduciary duties as permitted in the Merger Agreement. If the Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, the Stockholder shall promptly inform Parent in writing of that inquiry or proposal and the details thereof.

               (b) Restrictions on Transfer, Proxies and Non-Interference. During the term of this Agreement, the Stockholder shall not (and shall not permit the Stockholder's Representatives to): (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein, provided that the Stockholder may tender his or its Shares in the tender offer contemplated by the Merger Agreement; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

               (c) Waiver of Appraisal Rights. The Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

               (d) Stop Transfer. The Stockholder agrees with, and covenants to, Parent and Purchaser that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

          6. Approval of Merger. The Stockholder agrees that, if requested by the Proxyholders, the Stockholder will vote or cause to be voted all the Shares in favor of the Merger and the Merger Agreement (and the documents and transactions related thereto) at any meeting of the shareholders of the Company held for the purpose of approving the Merger Agreement and the Merger.

          7. Further Assurance and Adjustments. The Stockholder shall, upon the reasonable request of Purchaser, execute and deliver any additional documents necessary or desirable to effect any of the terms and provisions of this Agreement. If at any time the Shares are changed into a different number of Shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of Shares or readjustment of the Company's capital stock or if a stock dividend thereon is declared with a record date prior to the termination of this Agreement, then the number of Shares subject to the Proxy granted hereby and the voting rights to be exercised upon exercise thereof shall be appropriately adjusted.

          8. Specific Performance. The parties hereto agree that if for any reason the Stockholder failed to perform any of the Stockholder's obligations under this Agreement, then Purchaser would be irreparably damaged and money damages would not constitute an adequate remedy. Accordingly, Purchaser shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of such obligations by the Stockholder. This provision is without prejudice to any other rights Purchaser may have against the Stockholder for failure to perform any of the Stockholder's obligations under this Agreement.

          9. Term. This Agreement shall commence on the date hereof and the Option shall end on the earlier of (i) ninety (90) days following the termination of Merger Agreement in accordance with its terms or (ii) the Effective Time (as defined in the Merger Agreement), except that, if the Effective Time occurs, the obligations under Section 5(c) hereof shall terminate on the first anniversary of the Effective Time. The Proxy shall terminate upon termination of Merger Agreement in accordance with its terms.

          10. Binding Agreement. All authority and rights herein conferred or agreed to be conferred by the Stockholder shall survive the death or incapacity of the Stockholder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

          11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (which is confirmed and also delivered by overnight courier service), e-mailed (which is also delivered by overnight courier service) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), hand delivered, delivered by courier with receipt acknowledged or mailed first class, certified mail, with postage prepaid, as follows:

          If to Parent or Purchaser, to:

               Pechiney Plastic Packaging, Inc.
               8770 West Bryn Mawr Avenue
               Mail Suite 064
               Chicago, IL  60631-3542
               Attention:  Michael Hoover

          With a copy to:

               McDermott, Will & Emery
               227 West Monroe Street
               Chicago, IL  60606
               Attention:  Robert Bouma

          If to the Stockholder, to:

               George K. Baum Group, Inc.
               Twelve Wyandotte Plaza
               120 West Street
               Kansas City, Missouri  64105

          With a copy to:

               Thomas W. Van Dyke
               Bryan Cave LLP
               7500 College Boulevard, Suite 1100
               Overland Park, Kansas 66210

          12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          13. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section shall be deemed effective service of process on such party.

          14. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October __, 2000.

          15. Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

          16. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          17. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. No provision of this Agreement or any other agreement contemplated hereby is intended to confer any rights or remedies on any Person other than the parties hereto.

          18. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          19. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          20. No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

          21. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent, provided that Parent shall guarantee the performance of any such Subsidiary under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          22. Headings. The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          23. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

          IN WITNESS WHEREOF, Parent, Purchaser and each Stockholder have caused this Agreement to be duly executed as of the day and year first written above.


PECHINEY PLASTIC PACKAGING, INC.             GEORGE K. BAUM GROUP, INC.


---------------------------                  --------------------------------
Name:                                        Name:  G. Kenneth Baum
Title:                                       Title:  Chairman of the Board

JPS ACQUISITION, INC.                        G. KENNETH BAUM REVOCABLE TRUST,
                                             DTD 2/28/89, as amended 12/8/94


---------------------------                  --------------------------------
Name:                                        Name:  G. Kenneth Baum
Title:                                       Title:  Trustee


                                             WILLIAM D. THOMAS TRUST, DTD 7/9/96


                                             --------------------------------
                                             Name:  William D. Thomas
                                             Title:  Trustee

                                  SCHEDULE I

          NAME OF STOCKHOLDER                         NUMBER OF SHARES
---------------------------------------  -------------------------------------
George K. Baum Group, Inc.                              1,488,100

G. Kenneth Baum Revocable Trust, DTD                      371,787(1)
 2/28/89, as amended 12/8/94

William D. Thomas Trust, DTD 7/9/96                       151,105(1)(2)


(1) Does not include 625 Shares owned by Mr. Baum and 625 Shares owned by Mr. Thomas which were purchased upon exercise of options.

(2) Of these Shares, 150,000 are pledged to secure a personal loan to Mr. Thomas from Bank of America.